NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Common Stock of Enviva Inc. (the "Company") from listing and registration on the Exchange at the opening of business on October 22, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. NYSE Regulation reached its decision that the Company is no longer suitable for listing pursuant to NYSE Listed Company Manual Section 802.01D after the Company's October 4, 2024 Form 8-K disclosure that the Company and certain of its subsidiaries filed the Amended Joint Chapter 11 Plan of Reorganization of Enviva Inc. and Its Debtor Affiliates (the "Amended Plan") and a related Disclosure Statement for the Amended Plan (the "Amended Disclosure Statement") with the United States Bankruptcy Court for the Eastern District of Virginia relating to the Company's March 12, 2024 voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code. In reaching its delisting determination, NYSE Regulation notes that pursuant to the Amended Plan, existing equity interests of the Company will be cancelled and holders thereof will receive no recovery. On October 4, 2024, the Exchange determined that the Company's Common Stock should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the NYSE. The Company was notified on October 4, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange ithin ten business days of receiving notice of the delisting determination. On October 10, 2024, the Company informed the Exchange that they will not be appealing the delisting determination. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.